Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Amphastar Pharmaceuticals, Inc. for the registration of common stock, preferred stock, depositary shares, warrants, debt securities, and units and to the incorporation by reference therein of our report dated March 14, 2018, with respect to the consolidated financial statements of Amphastar Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

November 9, 2018